Exhibit 99.1

November 7, 2006
For Immediate Release

Media Contact:	Investor Contact:

Mary Anne Petrillo	Jane A. Freeman
Director of Marketing	Senior Vice President and CFO
Scientific Learning Corporation	Scientific Learning Corporation
(510) 625-2218	(510) 625-2281
mpetrillo@scilearn.com	investorrelations@scilearn.com

Scientific Learning Reports Record Third Quarter Revenue
Increases 2006 Guidance

Oakland CA, November 7, 2006 - Scientific Learning (NASDAQ: SCIL) today announced its results for the quarter ended September 30, 2006. Revenue for the quarter was $9.9 million, compared to $9.8 million for the same period in 2005, an increase of 1%.

“From a booked sales perspective, the third quarter was excellent and continued our strong performance for the year. Booked sales grew 38% over last year’s third quarter, resulting in a year-to-date booked sales growth of 34%, above our targeted growth rate of 20% to 30%. K-12 booked sales increased 43% for the third quarter and 36% for the first nine months. Both our new and veteran sales reps showed good productivity during the quarter,” said Robert C. Bowen, Chairman and CEO of Scientific Learning. “We continue to see strong acceptance of our patented Fast ForWord® software products among new district customers, and they are increasingly starting with large implementations. The number of districts purchasing over $100,000 per quarter is a key indicator of market acceptance of our products and their results. In the third quarter, we had 30 sales over $100,000, compared to 15 in the third quarter of 2005. Year-to-date we had 83 sales over $100,000 compared to 50 for the first nine months of 2005.

“In the third quarter, revenue increased for the first time in 2006. This is consistent with our guidance for difficult revenue comparisons through most of 2006. The 2006 revenue comparisons continue to be negatively affected by our change in revenue recognition for perpetual license sales that began in late 2004,” stated Mr. Bowen.

Gross margins were 75% in the third quarter of 2006, compared to 82% in the same quarter of last year. “Gross margins declined in the third quarter, primarily due to continued planned investments in our service and support organization. These investments are designed to increase personal touches with our customers and to provide improved quality and more cost effective support. As expected, operating leverage resulted in improvement in our service and support margin, compared to the second quarter of 2006,” said Mr. Bowen.

Operating expenses in the third quarter of 2006 were $8.0 million, down sequentially from $8.2 million in the second quarter of 2006. Operating expenses for the third quarter increased 41%, compared to $5.7 million in the third quarter of 2005. The increase compared to last year’s third quarter is due to higher accruals for incentive compensation compared to depressed levels related to lower sales activity in 2005, as well as the adoption of FAS 123R in 2006. Stock-based compensation expense, which is included in both operating expenses and service and support costs, totaled $787,000 in the quarter ended September 30, 2006. Excluding both of these factors, operating expenses increased 3%.

The operating loss for the quarter was $575,000, compared to an operating profit of $2.3 million in the third quarter of 2005. The net loss for the quarter was $332,000, compared to net income of $2.3 million in the same period in 2005. The basic loss per share was $.02 in the third quarter of 2006, compared to basic and diluted net income of $.14 and $.13 respectively, in the same period in 2005.

Cash and equivalents totaled $13.3 million on September 30, 2006, compared to $12.5 million on September 30, 2005. Deferred revenue totaled $21.0 million on September 30, compared to $18.4 million on September 30, 2005. Accounts receivable totaled $10.9 million at quarter end, compared to $4.9 million on September 30, 2005 based on higher sales levels.

Booked sales for the first nine months grew 34% to $34.7 million from $26.0 million in the first nine months of 2005. Revenue for the first nine months of 2006 declined 8% to $30.7 million, from $33.3 million reported in the same period last year due to higher recognized revenue in 2005 from sales made in prior periods.

The net loss for the first nine months of 2006 was $118,000. Basic and diluted loss per share were $.01. For the first nine months of 2005, net profit was $7.1 million. Basic and diluted earnings per share for the nine months ended September 30, 2005 were $.43 and $.40, respectively.

Business Outlook

“We expect 2006 to be a record sales year. The demand for our unique family of Fast ForWord products continues to grow, as demonstrated by our strong sales gains in the first nine months of the year,” said Mr. Bowen. “Consequently, we are raising our booked sales guidance for 2006 from $43.0 million to $45.0 million, compared to $31.5 million in 2005. We expect booked sales growth this year of more than 35%, well above our long-term target of 20% to 30%.”

For the year ending December 31, 2006, revenue is now expected to be in the range of $39.0 to $41.0 million, compared to $40.3 million in 2005. Net income is expected to range from a loss of $500,000 to a profit of $500,000. This includes an estimated $2.1 million of stock-based compensation expenses associated with the adoption of FAS 123R in 2006. Basic income per share for 2006 is expected to be in the range of ($.03) to $.03.

The above targets represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of November 7, 2006. Scientific Learning does not expect to update the business outlook until the release of its year- end results. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 10:00.m. EDT / 7:00 a.m. PDT on Wednesday November 8, 2006. The conference call will be available live on the Investor Information portion of the Company’s web site at http://www.scilearn.com/investorinfo. The conference call can also be accessed at 800-510-0146 (domestic) or 617-614-3449 (international). The access code “52496503” is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning Corporation

Scientific Learning produces the patented Fast ForWord® family of products, a series of computer-delivered intervention products that build learning capacity by developing the neurocognitive skills required to read and learn effectively. These foundational skills are built through a series of brain-based exercises that create fast, effective, and enduring results. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord products use patented technology and applications of validated neuroscience principles to help children, adolescents, and adults build the language and reading skills widely recognized as the keys to all learning.

The exercises align with the scientifically based reading-research guidelines and the requirements of the No Child Left Behind Act. The efficacy of the products has been confirmed by more than 200 independent research studies.

For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, the statements in the Business Outlook section of this release and statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, and other financial results and trends in the education market. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the 2005 Report on Form 10-K (Part 1. Item 1A, Risk Factors) filed March 14, 2006 and the Report on Form 10Q for the second quarter of 2006 (Part II, Item 1A, Risk Factors), filed August 14, 2006.

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SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
Unaudited

	September 30, 2006	December 31, 2005	September 30, 2005

Assets
Current assets:
Cash and cash equivalents	$13,337	$9,022	$9,524
Short term investments	—	3,043	2,999
Accounts receivable, net	10,850	3,519	4,949
Notes and interest receivable from current and former officers	—	297	1,601
Prepaid expenses and other current assets	1,404	1,312	1,404

Total current assets	25,591	17,193	20,477

Property and equipment, net	801	469	554
Other assets	917	1,072	1,046

Total assets	$27,309	$18,734	$22,077

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$223	$214	$246
Accrued liabilities	5,703	2,966	3,533
Deferred revenue	15,513	11,171	11,706

Total current liabilities	21,439	14,351	15,485
Deferred revenue, long-term	5,491	5,832	6,700
Other liabilities	401	386	376

Total liabilities	27,331	20,569	22,561

Stockholders’ equity (deficit):
Common stock and addditional paid in capital	78,196	76,265	76,068
Accumulated deficit	(78,218)	(78,100)	(76,552)

Total stockholders’ equity (deficit):	(22)	(1,835)	(484)

Total liabilities and stockholders’ equity (deficit)	$27,309	$18,734	$22,077

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three months ended September 30,		Nine months ended September 30,

	2006	2005	2006	2005

Revenues:
Products	$7,006	$7,261	$22,882	$25,950
Service and support	2,919	2,551	7,827	7,386

Total revenues	9,925	9,812	30,709	33,336

Cost of revenues:
Cost of products	433	454	1,282	1,508
Cost of service and support	2,089	1,352	5,916	4,211

Total cost of revenues	2,522	1,806	7,198	5,719

Gross profit	7,403	8,006	23,511	27,617

Operating expenses:
Sales and marketing	5,084	3,476	15,906	13,303
Research and development	1,057	934	3,170	2,808
General and administrative	1,837	1,256	5,035	4,430

Total operating expenses	7,978	5,666	24,111	20,541

Operating income (loss)	(575)	2,340	(600)	7,076

Other income from related party	38	12	112	37
Interest and other income	192	89	370	311

Net income (loss) before income tax	(345)	2,441	(118)	7,424
Income tax provision (benefit)	(13)	179	—	279

Net income (loss)	$(332)	$2,262	$(118)	$7,145

Basic net income (loss) per share:	$(0.02)	$0.14	$(0.01)	$0.43

Shares used in computing basic net income (loss) per share	16,861	16,731	16,823	16,696

Diluted net income (loss) per share:	$(0.02)	$0.13	$(0.01)	$0.40

Shares used in computing diluted net income (loss) per share	16,861	17,726	16,823	17,710

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Nine months ended September 30,		Three months ended September 30,

	2006	2005	2006	2005

Operating Activities:
Net income (loss)	$(118)	$7,145	$(332)	$2,262
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	380	547	104	182
Increase in interest receivable from current and former officers	—	(157)	—	(26)
Stock based compensation	1,680	183	789	70
Changes in operating assets and liabilities:
Accounts receivable	(7,331)	712	976	2,871
Prepaid expenses and other current assets	(92)	(98)	(23)	(247)
Other assets	24	25	8	—
Accounts payable	9	(357)	59	(171)
Accrued liabilities	2,737	(805)	811	(367)
Deferred revenue	4,001	(7,378)	2,762	(641)
Other liabilities	15	32	11	11

Net cash provided by (used in) operating activities	1,305	(151)	5,165	3,944

Investing Activities:
Purchases of property and equipment, net	(581)	(150)	(264)	(40)
Maturity (purchase) of investments	3,043	(2,999)	—	(2,999)
Repayment on current and former officer loans	213	2,244	—	1,266

Net cash provided by (used in) investing activities	2,675	(905)	(264)	(1,773)

Financing Activities:
Proceeds from issuance of common stock, net	335	299	128	86

Net cash provided by financing activities	335	299	128	86

Increase / (decrease) in cash and cash equivalents	4,315	(757)	5,029	2,257

Cash and cash equivalents at beginning of period	9,022	10,281	8,308	7,267

Cash and cash equivalents at end of period	$13,337	$9,524	$13,337	$9,524